 EXHIBIT 99.1

NF Energy Saving Corporation Receives Nasdaq Notification of Non-Compliance with Listing Rule 5250(c)(1)

SHENYANG, China, May 20, 2019 (GLOBE NEWSWIRE) -- NF Energy Saving Corporation. (NASDAQ:BIMI) (“BIMI” or the "Company") today announced that on May 17, 2019, NF Energy Saving Corporation (the “Company”) received a notification letter from The Nasdaq Stock Market LLC (“Nasdaq”) stating that, because the Company has not yet filed its Quarterly Report on Form 10-Q for the period ended March 31, 2019 and because the Company remains delinquent in filing its Form 10-K for the period ended December 31, 2018 (as previously reported), the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1). Nasdaq Listing Rule 5250(c)(1) requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission.

Nasdaq’s notification letter states that the Company has until June 17, 2019 to submit a plan to regain compliance with respect to these delinquent reports. If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company up to 180 days from the prescribed due date for filing the Form 10-K to regain compliance (until October 14, 2019). If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq hearings panel.

The Company intends to resolve the deficiency and regain compliance with the Nasdaq Listing Rules.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

About NF Energy Saving Corporation

NF Energy Saving Corporation (NASDAQ: BIMI) is a China-based provider of integrated energy conservation solutions utilizing energy-saving equipment, technical services and energy management re-engineering project operations to provide energy saving services to clients. In February 2019, the Board of Directors of the company was reorganized following efforts led by Mr. Yongquan Bi, the company’s new Chairman and CEO, with a renewed focus on the health industry.

For more information contact:

Xiaoyu Li

Xiaoyu.li.ch@hotmail.com

+86 13304110519